Exhibit 12.1

                                INTEL CORPORATION
                     STATEMENT SETTING FORTH THE COMPUTATION
                     OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (in millions)

                                              Three Months Ended
                                            April 1,      March 27,
                                              2000           1999
                                            ----------------------
Income before taxes                         $  3,194     $   2,984

Add fixed charges net of
   capitalized interest                           23            15
                                            --------      --------
Income before taxes and fixed
  charges (net of capitalized
  interest)                                 $  3,217     $   2,999
                                            ========      ========

Fixed charges:

Interest                                    $     12       $     9

Capitalized interest                               2             1

Estimated interest component
  of rental expense                               11             6
                                            --------      --------

Total                                       $     25       $    16
                                            ========      ========

Ratio of earnings before taxes and
  fixed charges, to fixed charges                129           187
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